Exhibit 4.24

RESTRICTED STOCK AWARD AGREEMENT

GOLDEN SUN TECHNOLOGY GROUP LIMITED
2025 Equity Incentive Plan

I.	NOTICE OF RESTRICTED STOCK GRANT

Name:

Address:

The undersigned Participant has been granted Restricted Stock in Golden Sun Technology Group Limited, an exempted company incorporated and registered in the Cayman Islands (the “Company”), subject to the terms and conditions of the Golden Sun Technology Group Limited 2025 Equity Incentive Plan (the “Plan”) and this Restricted Stock Award Agreement, as follows:

Date of Grant:

Vesting Commencement Date:

Total Number of Restricted Shares:

Period of Restriction: The Restricted Shares shall become vested and the Period of Restriction shall lapse with respect to the Restricted Shares covered by this Award as follows:

●	[___________]

II.	AGREEMENT

1. Grant of Restricted Shares. Pursuant to the terms of the Plan, the Company hereby grants to the Participant named in the Notice of Restricted Stock Grant in Part I of this Award Agreement (“Participant”), the Restricted Shares set forth in the Notice of Restricted Stock Grant. Any capitalized terms not defined herein shall have the meaning set forth in the Plan.

2. Period of Restriction. The Period of Restriction shall lapse as specified in the Notice of Restricted Stock Grant, at which time the affected Restricted Shares shall be treated as unrestricted Shares, although no fractional Shares shall be issued. When a Participant ceases to be a Service Provider, any Restricted Shares that remain subject to the Period of Restriction will be forfeited and revert to the Company.

3. Compliance. No Shares shall be issued pursuant to the lapse of the Period of Restriction unless such issuance complies with Applicable Laws. The Shares shall be unregistered unless the Company voluntarily files a registration statement covering such Shares with the U.S. Securities and Exchange Commission.

4. Participant’s Representations. The Participant represents to the Company that the Participant has reviewed with the Participant’s own tax advisors the tax consequences of receiving this Award Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant further agrees and represents that no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Shares or recoupment of any Shares acquired under the Plan or proceeds therefrom resulting from (i) the application of a clawback policy described in Section 7 hereof or required by Applicable Laws, or (ii) the Participant ceasing to be a Service Provider. Additionally, the Participant acknowledges, understands and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan, (b) the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards or benefits in lieu of future Awards, (c) the Participant is voluntarily participating in the Plan, (d) the Award and any income recognized therefrom is not part of normal or expected compensation or salary for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, leave-related payments, pension or retirement or welfare benefits or similar payments, and (e) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty, and the value of such Shares acquired under the Plan may increase or decrease in the future.

5. Non-Transferability of Restricted Shares. The Restricted Shares may not be transferred in any manner other than by will or by the laws of descent or distribution. The terms of this Award Agreement shall be binding upon the executors, administrators, heirs, successors, and assigns of Participant.

6. Tax Obligations.

(a) Tax Withholding. The Participant acknowledges and agrees that the Participant is ultimately liable for all federal, state, local, and non-U.S. income taxes, social insurance, payroll tax, fringe benefits tax, and payments on account or other tax-related items related to the Participant’s participation in the Plan (collectively, “Tax Items”). The Participant acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax Item in connection with any aspect of the Award, and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax Items or achieve a particular result. Furthermore, if the Participant becomes subject to Tax Items in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax Items in more than one jurisdiction. The Participant acknowledges and agrees that the Company may refuse to deliver the Shares if withholding amounts for Tax Items are not satisfied.

(b) Prior to the applicable taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax Items:

(i) If the Participant is not subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Participant authorizes the Company or its agents, at their discretion, to (A) withhold from the Participant’s wages or other cash compensation paid to the Participant by the Company, (B) arrange for the sale of Shares to be issued upon the settlement of the Award (on the Participant’s behalf and at the Participant’s direction pursuant to this authorization or such other authorization the Participant may be required to provide to the Company or its designated broker in order for such sale to be effectuated) and withhold from the proceeds of such sale, (C) withhold in Shares otherwise issuable to the Participant pursuant to this Award, and/or (D) apply any other method of withholding determined by the Company and, to the extent required by Applicable Law or the Plan, approved by the Administrator.

(ii) If the Participant is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Participant may satisfy the liabilities with respect to the Tax Items by one of the following, as determined by the Participant or the Administrator: (A) cash or check, (B) in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the Tax Item liability, valued at their fair market value on the date of delivery, or (C) in whole or in part by the Company withholding Shares otherwise vesting or issuable under this Award.

(c) Depending on the withholding method, the Company may withhold or account for Tax Items by considering applicable statutory or other withholding rates, including minimum or maximum rates in the jurisdiction(s) applicable to the Participant. If liability for Tax Items is satisfied by withholding Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares to which the Participant is entitled pursuant to this Award, notwithstanding that a number of Shares are withheld to satisfy Tax Item liabilities.

(d) Code Section 409A. The Restricted Stock Award is intended to be exempt from Section 409A of the Code, and it shall be administered and interpreted in a manner that is consistent with such intent.

7. Compensation Recovery.

(a) At any time during the three years following the date on which Shares subject to this Award vest, the Company reserves the right to and, in the appropriate cases, will seek restitution of all or part of any Shares that have been issued or cash that has been paid pursuant to this Award Agreement if: (A) (i) the number of Shares or the amount of cash payment was calculated based, directly or indirectly, upon the achievement of financial results that were subsequently the subject of a restatement of all or a portion of the Company’s financial statements, (ii) the Participant engaged in intentional misconduct that caused or partially caused the need for such a restatement, and (iii) the number of Shares or the amount of cash payment that would have been issued or paid to the Participant had the financial results been properly reported would have been lower than the number of Shares actually issued or the amount of cash actually paid, or (B) the Participant has been determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of a Service Provider who has committed a material violation of law or Company policy whereby, in either case, such misconduct causes significant harm to the Company.

(b) In the event the number of Shares issued or cash paid pursuant to this Award is determined to have been based on materially inaccurate financial statements or other Company performance measures or on calculation errors (without any misconduct on the part of the Participant), the Company reserves the right to and, in appropriate cases, will (i) seek restitution of the Shares or cash paid pursuant to this Award to the extent that the number of Shares issued or the amount paid exceeded the number of Shares that would have been issued or the amount that would have been paid had the inaccuracy or error not occurred, or (ii) issue additional Shares or make additional payment to the extent that the number of Shares issued or the amount paid was less than the correct amount.

(c) For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions on the Participant’s behalf, to any brokerage firm and/or third-party administrator engaged by the Company to hold any Shares and other amounts acquired pursuant to this Award to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the Company’s enforcement of its rights under this Section 7. By accepting this Award, the Participant agrees and acknowledges the Participant is obligated to cooperate with and provide any and all assistance requested by the Company in its efforts to recover or recoup Shares or the proceeds received therefrom pursuant to this Award, which may include, but shall not be limited to, executing, completing and submitting any documentation necessary to facilitate the Company’s efforts to recover or recoup Shares or the proceeds received therefrom pursuant to this Award. Additionally, by accepting this Award, the Participant acknowledges and agrees that no recovery or recoupment action pursuant to this Section 7, any Company clawback policy or otherwise will constitute an event that triggers or contributes to any right of the Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company.

(d) This Section 7 is not intended to limit the Company’s power to take such action as it deems necessary to remedy any misconduct, prevent its reoccurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer in a manner it deems appropriate.

8. Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Participant (i) authorizes each Relevant Company to collect, process, register and transfer to each other Relevant Company all Relevant Information; (ii) waives any privacy rights the Participant may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction which a Relevant Company considers appropriate. The Participant shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with Applicable Law.

9. Notices. Any notice to be given under this Award Agreement to the Company must be in writing and addressed to the Company in care of the Company’s General Counsel at the Company’s principal office or the General Counsel’s then-current email address. Any notice to be given under the terms of this Award Agreement to the Participant must be in writing and addressed to the Participant at the Participant’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section 9, either party may designate a different address for notices to be given to the party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office, or when delivered by a nationally recognized express shipping company..

10. Entire Agreement; Governing Law. This Award Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified in a manner materially adverse to the Participant’s interest except by means of a writing signed by the Company and Participant. This Award Agreement is governed by the internal substantive laws but not the choice of law rules of the State of Delaware.

11. Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Award Agreement may be by actual or facsimile signature.

12. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESRICTED SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

Participant represents that the Participant is familiar with the terms and provisions thereof, and hereby accepts this Restricted Stock Award subject to all of the terms and provisions thereof. Participant has reviewed the Plan and this Restricted Stock Award in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Restricted Stock Award Agreement and fully understands all provisions of the Restricted Stock Award. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions arising under this Restricted Stock Award or this Restricted Stock Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	GOLDEN SUN TECHNOLOGY GROUP LIMITED

Signature	By

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Residence Address

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